March 28, 2002

United States Securities and Exchange Commission
450 Fifth Street N.W.
Judiciary Plaza
Washington, D.C. 20549

RE:  Release Nos. 33-8070, 34-45590; 35-27503; 39-2395; IA-2018; IC-25464;
     FR-62; File No. S7-03-02 (the "Release")

Ladies and Gentlemen:

Pursuant to the Release, this letter is to confirm that Right Management Consultants, Inc. has received assurance from its independent public accountants, Arthur Andersen LLP ("Arthur Andersen"), that Arthur Andersen's audit of our consolidated financial statements as of December 31, 2001 and for the year then ended (the "Audit") was subject to Arthur Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Arthur Andersen personnel working on the Audit, availability of national office consultation, and availability of personnel at foreign affiliates of Arthur Andersen to conduct the relevant portions of the Audit.

Right Management Consultants, Inc.

By: /S/ CHARLES J. MALLON
Charles J. Mallon
Executive Vice President, Chief Financial Officer,
Secretary and Treasurer